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                                                                      EXHIBIT 21



                     SUBSIDIARIES OF FIRSTMERIT CORPORATION




   Citizens Investment Corporation                 Ohio corporation
   Citizens Savings Corporation of Stark County    Ohio corporation
   FirstMerit Bank, N.A.                           National Banking Association
          - Abell & Associates, Inc.               Ohio corporation
          - FirstMerit Leasing Company             Ohio corporation
          - FirstMerit Insurance Agency, Inc.      Ohio corporation
          - FirstMerit Mortgage Corporation        Ohio corporation
          - FirstMerit Securities, Inc.            Ohio corporation
   FirstMerit Community Development Corporation    Ohio corporation
   FirstMerit Credit Life Insurance Company        Arizona corporation